UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2012

Pressure BioSciences, Inc.
(Exact Name of Registrant as Specified in Charter)
Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)
14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)
(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

By letter dated February 15, 2012, Pressure BioSciences, Inc. (the “Company”) was notified by the Listing Qualifications Staff of The NASDAQ Stock Market LLC that, due to the fact that the Company did not achieve compliance with the $1.00 bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Requirement”) by February 13, 2012, the Company’s non-compliance with the Bid Price Requirement may serve as an additional basis for the delisting of the Company’s common stock from NASDAQ.  As disclosed on August 19, 2011, pursuant to the NASDAQ Listing Rules, the Company was previously granted an automatic 180-day period within which to satisfy the Bid Price Requirement, which expired on February 13, 2012.

On November 17, 2011, the Company attended a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”), at which it presented its plan to regain and sustain compliance with the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b)(2).  Following the hearing, and as disclosed on December 8, 2011, the Panel granted the Company’s request for an extension of time to regain compliance with the Stockholders’ Equity Requirement through February 29, 2012.  In anticipation of the notice of non-compliance with the Bid Price Requirement, the Company has already submitted a revised plan of compliance for the Panel’s review and has requested a further extension of time.  While the Company is diligently working to regain compliance with all applicable NASDAQ listing criteria, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to successfully complete its compliance plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSURE BIOSCIENCES, INC.

Date: February 17, 2012	/ s/ Richard T. Schumacher
Richard T. Schumacher
President and Chief Executive Officer